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                                                                     Exhibit 11

                               Dean Foods Company
                      Basic and Diluted Earnings per Share
           Three Months Ended February 22, 1998 and February 23, 1997
                    (In thousands, except per share amounts)


                                                         Three Months Ended
                                                         ------------------
                                                 February 22,         February 23,
                                                     1998                 1997
                                                 ------------         ------------

Net Income                                          $24,995              $20,635
                                                    =======              =======

EARNINGS PER COMMON SHARE - BASIC
---------------------------------
Weighted average common shares outstanding           40,643               40,181
                                                    =======              =======

Net earnings per share - Basic                      $   .61              $   .51
                                                    =======              =======

EARNINGS PER COMMON SHARE - DILUTED
-----------------------------------
Weighted average common shares outstanding           40,643               40,181
Plus incremental shares from assumed
  conversions of stock options                        1,054                  222
                                                    -------              -------

Adjusted weighted average shares                     41,697               40,403
                                                    =======              =======

Net earnings per share - Diluted                    $   .60              $   .51
                                                    =======              =======